Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Masonite International Corporation Reports Exceptional Start to 2022, With Strong First Quarter Net Sales and Earnings Growth

•Net Sales up 12% year over year to $726 million
•Net income attributable to Masonite up 44% year over year to $68 million and Adjusted EBITDA* up 22% year over year to $125 million
•Adjusted EBITDA* Margin expanded both sequentially and year-over-year
•Deployed $140 million to repurchase shares in the first quarter

(Tampa, FL, May 3, 2022) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months ended April 3, 2022.

($ in millions, except per share amounts)	1Q22	1Q21	% Change
Net Sales	$726	$646	+12.4%
Net income attributable to Masonite	$68	$47	+43.8%
Diluted earnings per share	$2.89	$1.89	+52.9%
Adjusted EPS*	$2.89	$1.93	+49.7%
Adjusted EBITDA*	$125	$102	+22.3%
Adjusted EBITDA* Margin	17.2%	15.8%	+140 bps

“Masonite is off to a great start in 2022, delivering quarterly net sales and Adjusted EBITDA* growth that exceeded our expectations,” said Howard Heckes, President and CEO. “I am proud of our execution in driving price-cost recovery across all our business segments and increasing production for our North American Residential segment following the Omicron spike in January. While the longer-term macro environment presents some uncertainty, we have an experienced team in place that is focused on carefully managing business performance and executing on our Doors That Do MoreTM Strategy. I believe Masonite is well positioned in the current environment and making significant progress towards achieving our 2025 Centennial Plan^ financial goals.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
^ The Company’s 2025 Centennial Plan is a forward-looking statement and subject to risks and uncertainties. See "Forward-looking Statements”

First Quarter 2022 Discussion
Consolidated net sales were $726 million in the first quarter of 2022, a 12% increase from $646 million in the first quarter of 2021. The increase resulted from a 15% increase in average unit price (AUP), partially offset by a 1% decrease in base volume, a 1% decrease due to a prior year divestiture and a 1% impact from unfavorable foreign exchange.
•North American Residential net sales were $569 million, a 19% increase compared to the first quarter of 2021, principally driven by a 17% increase in AUP and a 3% increase in base volume.
•Europe net sales were $80 million, a 9% decrease compared to the first quarter of 2021, driven by a 16% decrease in base volume, a 7% decrease due to a prior year divestiture and a 3% decrease due to unfavorable foreign exchange, partially offset by a 16% increase in AUP and a 1% increase in the sale of components.
•Architectural net sales were $71 million, a 5% decrease compared to the first quarter of 2021, driven by an 10% decrease in base volume and a 4% decrease in the sale of components, partially offset by a 9% increase in AUP.
Total company gross profit was $184 million in the first quarter of 2022, an increase of 16% compared to $159 million in the first quarter of 2021. Gross profit margin increased 90 basis points to 25.4%, as higher AUP offset the impact of inflation on raw materials and logistics costs, higher manufacturing wages and benefits and the impact of lower overall volume.
Selling, general and administration (SG&A) expenses were $83 million in the first quarter of 2022, down slightly from the prior year quarter primarily due to the positive impacts of a gain on sale of PP&E and a gain on our deferred compensation assets partially offset by higher wages and benefits. SG&A as a percentage of net sales was 11.5%, 140 basis points lower as compared to the first quarter of 2021.
Net income attributable to Masonite was $68 million in the first quarter of 2022 compared to $47 million in the first quarter of 2021. The increase was primarily driven by higher gross profit as discussed above.
Adjusted EBITDA* of $125 million in the first quarter of 2022 increased 22% from $102 million in the first quarter of 2021. Diluted earnings per share were $2.89 in the first quarter of 2022, an increase of 53% compared to $1.89 in the comparable 2021 period. Diluted adjusted earnings per share* were $2.89 in the first quarter of 2022 compared to $1.93 in the comparable 2021 period, which excluded $1 million in charges related to restructuring.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
At the end of the quarter, total available liquidity was $443 million, inclusive of $184 million in unrestricted cash and $260 million of availability under our ABL Facility and our AR Sales Program.
Cash used in operations was $38 million for the three months ended April 3, 2022, as compared to $14 million in the prior year period. The increase was primarily driven by changes in net working capital, partially offset by higher net income. Capital expenditures were approximately $19 million for the three months ended April 3, 2022, an increase from $14 million in the comparable period of 2021.
During the first quarter, Masonite repurchased approximately 388 thousand common shares in the open market for $40 million, at an average price of $103.03. In addition, the Company entered into an accelerated share repurchase agreement (the “ASR Agreement”) in the quarter and received an initial delivery of approximately 848 thousand common shares in exchange for a prepayment of $100 million. The specific number of common shares that Masonite ultimately will repurchase pursuant to the ASR Agreement will be based on the daily volume-weighted average share price of Masonite common shares over the term of the ASR Agreement, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement.
Full Year 2022 Outlook
“We are very encouraged by our strong financial performance in the first quarter but recognize that the macro environment in both North America and Europe is rapidly evolving,” said Russ Tiejema, Executive Vice President and CFO. “The entire Masonite team is focused on optimizing our operations while driving forward our Doors That Do MoreTM Strategy. At this time, we are optimistic that we can meet or exceed the 2022 full year outlook we provided in February.”
A quantitative reconciliation of Adjusted EBITDA* and diluted adjusted earnings per share* to the corresponding GAAP information is not provided for the 2022 outlook because it is difficult to predict the GAAP measures that are excluded from Adjusted EBITDA* such as restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.
Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on May 4, 2022. The live audio webcast will begin at 9:00 a.m. EST and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q1'22 Earnings Webcast.
Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).
A telephone replay will be available approximately one hour following completion of the call through May 18, 2022. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13728054.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers globally. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2022 outlook and 2025 Centennial Plan, the housing and other markets and future demand, the effects of our strategic and restructuring initiatives, new products, labor availability and supply chain and logistics constraints, impact of the COVID-19 pandemic, and the impact from foreign exchange on net sales. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products; impacts on our business including seasonality, weather and climate change; scale and scope of the ongoing coronavirus ("COVID-19") pandemic and its impact on our operations, customer demand and supply chain; increases in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations and to meet our debt service obligations, including our obligations under our senior notes and our asset-based revolving credit facility (ABL Facility); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; fluctuating foreign exchange and interest rates; our ability to replace expiring patents and to innovate, keep pace with technological developments and successfully integrate acquisitions; the continuous operation of our information technology and enterprise resource

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

planning systems and management of potential cyber security threats and attacks; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; retention of key management personnel; and environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the SEC on February 24, 2022, in each case as updated by our subsequent filings with the SEC. Masonite undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2028 and 2030 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
First quarter 2021 net sales	$476.5	$88.5	$75.0	$6.3	$646.3
Acquisitions, net of divestitures	—	(6.3)	—	—	(6.3)	(1.0%)
Base volume	12.4	(13.8)	(7.5)	—	(8.9)	(1.4%)
Average unit price	79.5	14.1	6.4	(0.1)	99.9	15.5%
Components	0.4	0.7	(2.9)	—	(1.8)	(0.3%)
Foreign exchange	(0.2)	(2.7)	—	—	(3.0)	(0.5%)
First quarter 2022 net sales	$568.6	$80.5	$71.0	$6.2	$726.2
Year over year change, net sales	19.3%	(9.0%)	(5.3%)	(1.6%)	12.4%

First quarter 2021 Adjusted EBITDA	$94.5	$16.8	$2.0	$(11.2)	$102.0
First quarter 2022 Adjusted EBITDA	127.7	11.8	(2.9)	(11.9)	124.8
Year over year change, Adjusted EBITDA	35.1%	(29.3%)	(245.3%)	5.8%	22.3%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	April 3, 2022	April 4, 2021
Net sales	$726,217	$646,337
Cost of goods sold	541,968	487,699
Gross profit	184,249	158,638
Gross profit as a % of net sales	25.4%	24.5%

Selling, general and administration expenses	83,246	83,631
Selling, general and administration expenses as a % of net sales	11.5%	12.9%

Restructuring (benefit) costs	(19)	1,643
Operating income	101,022	73,364
Interest expense, net	10,239	11,946
Other (income) expense, net	(1,415)	(1,343)
Income before income tax expense	92,198	62,761
Income tax expense	23,477	14,613
Net income	68,721	48,148
Less: net income attributable to non-controlling interests	1,139	1,167
Net income attributable to Masonite	$67,582	$46,981

Basic earnings per common share attributable to Masonite	$2.93	$1.92
Diluted earnings per common share attributable to Masonite	$2.89	$1.89

Shares used in computing basic earnings per share	23,081,474	24,469,653
Shares used in computing diluted earnings per share	23,378,354	24,918,509

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	April 3, 2022	January 2, 2022
Current assets:
Cash and cash equivalents	$183,526	$381,395
Restricted cash	11,098	10,110
Accounts receivable, net	408,916	343,414
Inventories, net	405,617	347,476
Prepaid expenses and other assets	50,734	50,399
Income taxes receivable	2,471	1,332
Total current assets	1,062,362	1,134,126
Property, plant and equipment, net	619,803	626,797
Operating lease right-of-use assets	169,427	176,445
Investment in equity investees	16,681	14,994
Goodwill	75,402	77,102
Intangible assets, net	145,763	150,487
Deferred income taxes	21,013	20,764
Other assets	46,677	45,903
Total assets	$2,157,128	$2,246,618

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$134,108	$138,788
Accrued expenses	226,093	237,300
Income taxes payable	11,982	8,551
Total current liabilities	372,183	384,639
Long-term debt	866,041	865,721
Long-term operating lease liabilities	158,859	165,670
Deferred income taxes	84,530	77,936
Other liabilities	49,068	52,874
Total liabilities	1,530,681	1,546,840
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 22,564,956 and 23,623,887 shares issued and outstanding as of April 3, 2022, and January 2, 2022, respectively	527,386	543,400
Additional paid-in capital	194,459	222,177
(Accumulated deficit) retained earnings	(2,023)	24,244
Accumulated other comprehensive loss	(104,810)	(101,582)
Total equity attributable to Masonite	615,012	688,239
Equity attributable to non-controlling interests	11,435	11,539
Total equity	626,447	699,778
Total liabilities and equity	$2,157,128	$2,246,618

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	Three Months Ended
Cash flows from operating activities:	April 3, 2022	April 4, 2021
Net income	$68,721	$48,148
Adjustments to reconcile net income to net cash flow used in operating activities:
Depreciation	17,272	18,279
Amortization	4,612	4,918
Share based compensation expense	4,719	4,418
Deferred income taxes	7,027	10,143
Unrealized foreign exchange loss (gain)	594	(253)
Share of income from equity investees, net of tax	(1,687)	(287)
Pension and post-retirement funding, net of expense	(114)	(1,631)
Non-cash accruals and interest	(304)	421
Gain on sale of property, plant and equipment	(2,854)	(597)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(64,948)	(74,132)
Inventories	(58,106)	(5,681)
Prepaid expenses and other assets	(387)	5,130
Accounts payable and accrued expenses	(11,294)	(9,838)
Other assets and liabilities	(1,100)	(13,363)
Net cash flow used in operating activities	(37,849)	(14,325)
Cash flows from investing activities:
Additions to property, plant and equipment	(19,095)	(13,930)
Acquisition of businesses, net of cash acquired	—	(160)
Proceeds from sale of property, plant and equipment	6,393	2,335
Other investing activities	(588)	(559)
Net cash flow used in investing activities	(13,290)	(12,314)
Cash flows from financing activities:
Repayments of long-term debt	—	(945)
Tax withholding on share based awards	(2,963)	(3,281)
Distributions to non-controlling interests	(1,385)	(796)
Repurchases of common shares	(140,000)	(9,602)
Net cash flow used in financing activities	(144,348)	(14,624)
Net foreign currency translation adjustment on cash	(1,394)	(213)
Decrease in cash, cash equivalents and restricted cash	(196,881)	(41,476)
Cash, cash equivalents and restricted cash, beginning of period	391,505	375,234
Cash, cash equivalents and restricted cash, at end of period	$194,624	$333,758

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
(In thousands)	April 3, 2022	April 4, 2021
Net income attributable to Masonite	$67,582	$46,981

Add: Adjustments to net income attributable to Masonite:
Restructuring (benefit) costs	(19)	1,643
Income tax impact of adjustments	5	(436)
Adjusted net income attributable to Masonite	$67,568	$48,188

Diluted earnings per common share attributable to Masonite ("EPS")	$2.89	$1.89
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$2.89	$1.93

Shares used in computing EPS and Adjusted EPS	23,378,354	24,918,509
The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended April 3, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$117,033	$5,732	$(2,826)	$(52,357)	$67,582
Plus:
Depreciation	9,964	2,341	2,879	2,088	17,272
Amortization	619	3,270	182	541	4,612
Share based compensation expense	—	—	—	4,719	4,719
Loss (gain) on disposal of property, plant and equipment	338	(12)	(3,180)	—	(2,854)
Restructuring (benefit) costs	(91)	6	47	19	(19)
Interest expense, net	—	—	—	10,239	10,239
Other (income) expense, net	(790)	506	—	(1,131)	(1,415)
Income tax expense	—	—	—	23,477	23,477
Net income attributable to non-controlling interest	594	—	—	545	1,139
Adjusted EBITDA	$127,667	$11,843	$(2,898)	$(11,860)	$124,752

	Three Months Ended April 4, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$83,973	$11,408	$(3,813)	$(44,587)	$46,981
Plus:
Depreciation	9,511	2,585	2,663	3,520	18,279
Amortization	415	2,885	1,142	476	4,918
Share based compensation expense	—	—	—	4,418	4,418
Loss (gain) on disposal of property, plant and equipment	88	(4)	149	(830)	(597)
Restructuring costs	(361)	—	1,853	151	1,643
Interest expense, net	—	—	—	11,946	11,946
Other (income) expense, net	—	(119)	—	(1,224)	(1,343)
Income tax expense	—	—	—	14,613	14,613
Net income attributable to non-controlling interest	856	—	—	311	1,167
Adjusted EBITDA	$94,482	$16,755	$1,994	$(11,206)	$102,025

Richard Leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
mdevlin@masonite.com
813.371.5839